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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                        AS OF DECEMBER 31,
                                                    1994            1995            1996           1997          1998
                                                 -----------     -----------     -----------    -----------    -----------
RATIO OF EARNINGS TO FIXED CHARGES
             Income before taxes                 $(3,505,391)    $(3,187,046)    $ 6,966,948    $ 2,286,288    $10,385,954
             Fixed charges                       $ 1,919,571     $ 6,138,267     $ 5,760,728    $ 7,754,428    $15,244,297
                                                 -----------     -----------     -----------    -----------    -----------
                    Earnings                     $(1,585,820)    $ 2,951,221     $12,727,676    $10,040,716    $25,630,251
                                                 ===========     ===========     ===========    ===========    ===========

             Fixed charges
                    Gross interest               $ 1,820,151     $ 6,005,376     $ 5,539,850    $ 7,261,645    $14,636,534
                    Rent expenses                $   298,260     $   398,673     $   662,634    $ 1,478,349    $ 1,823,290
                    One-third of rent expense    $    99,420     $   132,891     $   220,878    $   492,783    $   607,763
                                        Total    $ 1,919,571     $ 6,138,267     $ 5,760,728    $ 7,754,428    $15,244,297
                                                 ===========     ===========     ===========    ===========    ===========

       Ratio of earnings to fixed charges              (0.83)           0.48            2.21           1.29           1.68

                                                                 AS OF SEPTEMBER 30,
                                                               1998                1999
                                                            -----------         -----------
RATIO OF EARNINGS TO FIXED CHARGES
             Income before taxes                            $ 6,136,651         $12,242,442
             Fixed charges                                  $11,090,108         $14,881,678
                                                            -----------         -----------
                    Earnings                                $17,226,759         $27,124,120
                                                            ===========         ===========

             Fixed charges
                    Gross interest                          $10,651,700         $14,053,421
                    Rent expenses                           $ 1,315,224         $ 2,484,771
                    One-third of rent expense               $   438,408         $   828,257
                                        Total               $11,090,108         $14,881,678
                                                            ===========         ===========

       Ratio of earnings to fixed charges                          1.55                1.82